Exhibit 99.1

Infinity Pharmaceuticals Reports Third Quarter 2022 Financial Results and Provides Business Update

– MARIO-3 Update in Patients with 1L TNBC showing 52% increase in one-year progression free survival rate in ITT patient population compared to Impassion130 benchmark –

– Business development discussions advancing with goal of announcing a partnership in Q1 2023 –

– Cash runway into 2024 with $47.2 million in cash and cash equivalents at end of Q3 2022 –

– Investor conference call to be held today at 8:30 AM ET –

CAMBRIDGE, Mass.--(BUSINESS WIRE)—November 14, 2022-- Infinity Pharmaceuticals, Inc. (NASDAQ: INFI) (“Infinity” or the “Company”), a clinical-stage biotechnology company developing eganelisib, a first-in-class, oral, immuno-oncology macrophage reprogramming therapeutic, today announced its third quarter 2022 financial results, provided a business update, and in a separate press release provided more mature data from the Phase 2 MARIO-3 1L TNBC clinical trial.

“Our top priority is entering into a strategic partnership to advance eganelisib development and pave the way to eventual approval. Current business development discussions are directed towards an initial, focused development plan in a randomized controlled setting. It is our goal to announce a partnership, and the focus of the next clinical study for eganelisib, in the first quarter of 2023,” said Adelene Perkins, Chief Executive Officer and Chair of Infinity. “We are encouraged by the long-term benefit seen in front-line TNBC patients reported earlier today from MARIO-3. These data are consistent with the long-term benefit seen in other indications in which eganelisib has been studied, giving us multiple potential paths forward to be prioritized with a prospective partner.”
MARIO-3 Clinical Update:
The Company reported today an update from its MARIO-3 study of eganelisib in combination with atezolizumab and nab-paclitaxel in front-line metastatic triple negative breast cancer (TNBC) patients:

•Encouraging one-year progression free survival rates in MARIO-3 1L TNBC study regardless of PD-L1 status

•52% increase in one-year progression free survival rate in ITT patient population compared to IMpassion130 benchmark

•No new safety signals were observed during the extended period on treatment, and the MARIO-3 safety profile continued to be consistent with expectations for the three component drugs.
Third Quarter 2022 Financial Results:
•At September 30, 2022, Infinity had total cash and cash equivalents of $47.2 million, compared to $80.7 million at December 31, 2021.

•Research and development expenses for the third quarter of 2022 were $7.7 million, compared to $7.1 million in the same period in 2021. The increase is primarily related to higher compensation expense due to additional staff to support the future development of eganelisib.

•General and administrative expenses were $3.5 million for the third quarter of 2022, compared to $3.8 million in the same period in 2021. The decrease is primarily related to a decrease in professional services.

•Net loss for the third quarter of 2022 was $10.7 million, or a basic and diluted loss per common share of $0.12, compared to a net loss of $10.7 million, or a basic and diluted loss per common share of $0.12 in the same period in 2021.

2022 Financial Outlook:
Infinity’s 2022 financial guidance remains as follows:

•Net Loss: Infinity continues to expect net loss for 2022 to range from $40 million to $50 million.

•Cash and Investments: Infinity continues to expect to end 2022 with a cash and cash equivalents balance ranging from $35 million to $45 million, which provides a cash runway into 2024. Infinity’s financial guidance does not include additional funding or business development activities even as we move toward a strategic partnership on eganelisib which is our goal to announce in the first quarter of 2023.
Conference Call Information
Infinity will host a conference call today, November 14, 2022, at 8:30 AM ET to discuss these financial results and business updates. To access the conference call, please register at
https://register.vevent.com/register/BId44f86e6a2af42faadbb2844131346a8. Upon registering, each participant will be provided with call details and access codes. All participants are encouraged to join 10 minutes prior to the start time. A live webcast of the conference call can be accessed from the Events & Presentations page in the Investors/Media section of Infinity’s website at www.infi.com. An archived version of the webcast will be available on Infinity's website for 30 days following the event.
About Infinity and Eganelisib
Infinity Pharmaceuticals, Inc. (“Infinity” or the “Company”), is a clinical-stage biotechnology company developing eganelisib (IPI-549), a first-in-class, oral, immuno-oncology macrophage reprogramming therapeutic which is designed to address a fundamental biologic mechanism of immune suppression in cancer in multiple clinical studies. MARIO-3 is the first eganelisib combination study in front-line advanced cancer patients and is evaluating eganelisib in combination with Tecentriq® and Abraxane® in front-line TNBC and in combination with Tecentriq and Avastin® in front-line RCC. MARIO-275 is a randomized, controlled combination study of eganelisib combined with Opdivo® in I/O naïve urothelial cancer. For more information on Infinity, please refer to Infinity's website at www.infi.com.
Cautionary Note Regarding Forward-Looking Statements
This press release contains forward-looking statements within the meaning of The Private Securities Litigation Reform Act of 1995. Such forward-looking statements include the Company’s guidance with respect to net loss, cash and cash equivalents and cash runway; plans to evaluate and establish potential partnerships; and the Company's ability to execute on its strategic plans. Such statements are subject to numerous important factors, risks and uncertainties that may cause actual events or results to differ materially from the Company's current expectations. For example, there can be no guarantee that eganelisib will successfully complete necessary preclinical and clinical development phases or will be successful in establishing a strategic partnership to further the development of eganelisib. Further, there can be no guarantee that any positive developments in Infinity's product portfolio will result in stock price appreciation. Management's expectations and, therefore, any forward-looking statements in this press release could also be affected by risks and uncertainties relating to a number of other factors, including the following: the cost, timing and results of clinical trials and other development activities that may be delayed or disrupted by the COVID-19 pandemic or otherwise; the content and timing of decisions made by the U.S. FDA and other regulatory authorities; Infinity's ability to obtain and maintain requisite regulatory approvals; unplanned cash requirements and expenditures; development of agents by Infinity's competitors for diseases in which Infinity is currently developing or intends to develop eganelisib; and Infinity's ability to obtain, maintain and enforce patent and other intellectual property protection for eganelisib. These and other risks which may impact management's expectations are described in greater detail under the caption "Risk Factors" included in Infinity's annual report and quarterly reports filed with the Securities and Exchange Commission (SEC), and in other filings that Infinity makes with the SEC, available through the Company’s website at www.infi.com. Any forward-looking statements contained in this press release speak only as of the date hereof, and Infinity does not undertake and expressly disclaims any obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise.

Opdivo® is a registered trademark of Bristol Myers Squibb.
Tecentriq® is a registered trademark of Genentech, Inc.
Abraxane® is a registered trademark of Abraxis BioScience, LLC., a wholly owned subsidiary of Bristol Myers Squibb Company.
Avastin® is a registered trademark of Genentech, Inc.

INFINITY PHARMACEUTICALS, INC.
Condensed Consolidated Balance Sheets
(in thousands)
(unaudited)

	September 30, 2022	December 31, 2021
Cash and cash equivalents	$47,182	$80,726
Other current assets	2,168	1,542
Property and equipment, net	906	1,241
Other long-term assets	1,335	1,276
Total assets	$51,591	$84,785

Accounts payable and accrued expenses	$14,200	$13,300
Liabilities related to sale of future royalties, net[1]	47,753	48,727
Operating lease liability, less current portion	480	917
Long-term liabilities	32	270
Total stockholders’ (deficit) equity	(10,874)	21,571
Total liabilities and stockholders’ (deficit) equity	$51,591	$84,785

1 The company is not obligated to repay any of the liabilities related to sale of future royalties but these are recorded as a liability on the balance sheet in accordance with accounting guidance for royalty monetization.

INFINITY PHARMACEUTICALS, INC.
Condensed Consolidated Statements of Operations
(in thousands, except share and per share amounts)
(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2022	2021	2022	2021
Royalty revenue	$712	$428	$2,050	$1,407
Operating expenses:
Research and development	7,663	7,073	25,448	23,231
General and administrative	3,501	3,847	10,672	10,911
Royalty expense	429	258	1,236	848
Total operating expenses	11,593	11,178	37,356	34,990
Loss from operations	(10,881)	(10,750)	(35,306)	(33,583)
Other income (expense):
Investment and other income	209	82	302	107
Non-cash interest expense[1]	(45)	(45)	(135)	(135)
Total other income (expense)	164	37	167	(28)
Net loss	$(10,717)	$(10,713)	$(35,139)	$(33,611)
Basic and diluted loss per common share:	$(0.12)	$(0.12)	$(0.39)	$(0.40)
Basic and diluted weighted average number of common shares outstanding:	89,392,079	88,766,912	89,211,208	84,433,435

1 The liabilities related to sale of future royalties will be amortized using the effective interest method over the life of the arrangements.

Investor Relations:
Luke Heagle
Real Chemistry
lheagle@realchemistry.com